EXHIBIT 4.3



                     INTERNATIONAL SPECIALTY PRODUCTS INC.
                             818 Washington Street
                           Wilmington, Delaware 19801



                                                July 15, 1998


Peter R. Heinze
223 Woodmere Court
Franklin Lakes, New Jersey  07417

Dear Optionee:

1. Pursuant to the 1991 Incentive Plan for Key Employees and Directors, as amended (the "Plan") of International Specialty Products Inc., a Delaware corporation (the "Company"), you are hereby granted (the "Option Grant") the following:

      (a) Subject to the terms and conditions of this Agreement, the Company hereby grants to you non-qualified stock options (the "Options") to purchase 100,000 shares of Common Stock (as defined in the Plan) of the Company.

      (b) The date of the Option Grant is as of March 30, 1998.

      (c) The Options shall vest and become exercisable as follows: (i) 20% of the Options shall vest on June 30, 1999 and (ii) an additional 20% of the Options shall vest on each succeeding June 30, through June 30, 2003; provided, that such Options shall only vest on each such date if Optionee is employed by the Company on such vesting date.

      (d) The Options shall have an exercise price equal to $16.125 per share of Common Stock.

      (e) The expiration date of the Options shall be March 30, 2007.

      (f) Your right to exercise the Options shall become immediately exercisable if a Change of Control shall occur and at any time following such Change of Control, the Company (or any successor thereto) terminates without Cause (as defined below) your employment, your employment is terminated as a result of your death or Disability (as defined in the Plan) or you terminate your employment for Good Reason (as defined in the Plan). "Cause" shall mean (i) the commission of a felony, the commission of a misdemeanor involving moral turpitude or the






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commission of any other act involving dishonesty, disloyalty or fraud with respect to your employer or any affiliate thereof, (ii) substantial and repeated failure by you to perform your duties, (iii) gross negligence or willful misconduct with respect to your employer or any affiliate thereof or (iv) a material breach of any of the terms or provisions of any employment agreement to which you may be a party; provided, however, that if at the time of termination of your employment you are a party to an employment agreement with an entity controlled by or under common control with Samuel J. Heyman that contains a definition of Cause that is inconsistent with the provisions hereof, the definition contained in that employment agreement shall govern for purposes of this Agreement.

      (g) You hereby accept the Option Grant on the terms and conditions specified herein and in the Plan, as the Plan may be further amended from time to time.

2.    RESTRICTED PERFORMANCE SHARES

      Subject to the terms and conditions of this Agreement, effective as of January 2, 1998, the Company grants to you 50,000 restricted performance shares (the "Performance Shares"). If at any time during the period from January 2, 1998 through March 31, 2008 (the "Performance Period"), the Common Stock achieves and/or exceeds the closing share price thresholds on the New York Stock Exchange (or any other national stock exchange) set forth on Schedule 1 for a period of at least twenty (20) continuous trading days, the restrictions on the Performance Shares will lapse and the Common Stock will vest to the Optionee, in each case in the amounts and on the dates set forth on Schedule 1; provided, however, that the Common Stock will vest (and the restrictions will lapse) only if you are employed by the Company or any of its affiliates at all times from the date hereof until such Common Stock vests (and the restrictions lapse); and provided, further that if there shall be any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure of the Company, an adjustment shall be made to the share price thresholds set forth on Schedule 1 by the Company, if the Company reasonably determines an adjustment is necessary to ensure that your rights hereunder are not adversely affected in any material way as a result of such transaction.




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3. ACKNOWLEDGEMENT. You hereby acknowledge your receipt of the Plan, ISP's 1997
Annual Report to Shareholders, and ISP's 1997 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.

4.    MISCELLANEOUS.

      (a) This letter agreement, any other option agreement that may be entered into after the date hereof and the Plan constitute the entire agreement of the parties hereto with respect to the subject matter hereof, supersede all agreements between the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the parties hereto. This letter agreement shall be binding upon and inure to the benefit of ISP, its respective successors and assigns and the Optionee and his heirs and personal representatives.

      (b) Nothing in this letter agreement shall confer on you any right to continue in the employ of ISP or any subsidiary or affiliate of ISP or any successor to any of them, or affect the right of ISP or any such subsidiary, affiliate or successor to terminate your employment at any time.

      (c) If any provision of this letter agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this letter agreement, and this letter agreement shall be carried out as if any such invalid or unenforceable provision were not contained in this letter agreement.

      (d) This letter agreement shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be construed and enforced in accordance with the internal laws of that state without regard to principles of conflicts of law.

      (e) The Performance Shares, and all rights related thereto, may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of prior to the time that the restrictions on such shares lapse and the Common Stock vests as provided herein. In addition, any sale, transfer, assignment or other disposition by the Optionee of Performance Shares shall be made in compliance with all federal and state securities laws. The Company agrees that it will promptly file a registration statement on Form S-8 (or any successor form) with respect to the Performance Shares.



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      Also enclosed is a form of Notice of Exercise which you may use to exercise the Options when they becomes exercisable.

PLEASE SIGN AND RETURN THIS AGREEMENT TO JENNIFER GIOVENE, 1361 ALPS ROAD, BLDG. 10, WAYNE, NEW JERSEY NO LATER THAN July 30, 1998.



                                Very truly yours,


                                  INTERNATIONAL SPECIALTY
                                  PRODUCTS INC.


                              By:  /s/ Richard A. Weinberg
                                   -----------------------------------------
                                    Name: Richard A. Weinberg
                                    Title:    Executive Vice President,
                                              General Counsel and Secretary



Acknowledged and Agreed:


/s/ Peter R. Heinze
-----------------------------
      Peter R. Heinze



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                                   SCHEDULE 1
                                   ----------


                              Performance Schedule
                              --------------------

      Closing
      Stock Price             % Restriction Lapsed    Shares Vested
      -----------             --------------------    -------------

      $25                            25%                  12,500
      $30                            50%                  25,000
      $35                            75%                  37,500
      $40                           100%                  50,000

      Any Performance Shares that have not vested at the end of the Performance Period will become vested; provided, that the Optionee is continuously employed by the Company throughout the Performance Period and is still employed by the Company at the end of the Performance Period.





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